MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.
P.O. Box 34729 * North Kansas City, MO 64116 * (816)303-4500 * Fax (816)221-1829

June 6, 2005

TO HOLDERS OF UNITS OF
Maxus Real Property Investors-Four, L.P.

Dear Unit Holder:

We have recently learned that Everest Properties II, LLC a California limited liability company ("Everest"), has offered to purchase up to 148 Units of limited partnership interests ("Units") of Maxus Real Property Investors-Four, L.P. (the "Partnership") at a cash purchase price of $500 per Unit, less the amount of distributions made to you after March 31, 2005 and less any transfer fees imposed by the Partnership for each transfer. As of March 31, 2005, there were a total of 11,249 outstanding Units. Based on the information provided in Everest's offer to purchase, Everest's address is 199 S. Los Robles Ave., Suite 200, Pasadena, California 91101.

The Partnership expresses no opinion and is remaining neutral toward Everest's tender offer. Notwithstanding the Partnership's decision to remain neutral toward the Everest's tender offer, the Partnership believes it is important for unit holders to consider the following information in addition to the information set forth in Everest's offer to purchase:

o Pursuant to the Partnership's limited partnership agreement, no limited partner may transfer less than five (5) Units (or two (2) Units in the case of an IRA) and no partial transfer may result in any limited partner holding less than five (5) Units (or two (2) Units in the case of an IRA) without the express written consent of the Partnership's general partner.

o On June 14, 2004, the Partnership commenced an odd-lot offer to purchase up to 4,874 Units at $507 per Unit from limited partners holding 25 or fewer Units (the "Odd-Lot Offer"), which expired on July 16, 2004. In connection with the Odd-Lot Offer, the Partnership redeemed 112 Units. An affiliate of the Partnership, Paco Development, LLC ("Paco"), purchased eighteen (18) Units on April 1, 2005 for $500 per Unit in a private transaction. Paco is owned by SLCas, L.L.C., whose sole member is David L. Johnson's wife. David
     L. Johnson is an officer and director of the Partnership's managing general partner.

o The Units currently are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This means, among other things, that the Partnership is required to file periodic reports with the Securities and Exchange Commission (the "SEC") and to comply with the SEC's proxy and tender offer rules. The Partnership currently has 553 record holders of Units. If there is reduction in the number of record holders of 54 record holders or more in connection with Everest's tender offer or otherwise, the Partnership could apply to de-register the Units under the Exchange Act because the Units would be held by less than 500 record holders and the Partnership's total assets have not exceeded $10,000,000 on the last day of each of the Partnership's three most recent fiscal years. In such event, it is possible that the Partnership would determine it is in the best interest of the Partnership to de-register the Units because it would reduce legal and accounting expenses of the Partnership, in

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     which case the Partnership  would no longer file periodic  reports with the
     SEC. The Partnership would, however, continue to send limited partners annual reports and other reports required by the Partnership's limited partnership agreement.

     As with any contemplated sale, Maxus recommends that unit holders carefully review the offer and the Partnership's publicly available reports and consult with their own tax or financial advisors to determine the consequences of acceptance or rejection of the proposed offer. Each unit holder's situation is unique, so consultation with personal advisors may be helpful.

                                        Sincerely,



                                        Maxus Real Property Investors-Four, L.P.